EXHIBIT 16.1

November 7, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Kushi Natural Foods Corp. which was filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated November 2, 2005. We agree with the statements made under
Item 4.01 concerning our Firm in such Form 8-K.

Very truly yours,


/s/ Sherb & Co., LLP
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Sherb & Co., LLP